Exhibit 99

MEREDITH CORPORATION
FISCAL 2007 FULL YEAR AND FOURTH QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL

Good morning. I am Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's Web site. A transcript of this call will be posted to our Web site, as well. With that, Steve will begin the presentation.

STEVE LACY

Thank you and good morning. Participating with me are Chief Financial Officer Suku Radia, Broadcasting Group President Paul Karpowicz and Publishing Group President Jack Griffin. I'll start with an overview of our fiscal 2007 performance, provide some comments on the recently completed fourth quarter, and update our current earnings outlook. Then we will be happy to answer any questions you might have.

Fiscal 2007 was another strong year for Meredith:

--  Earnings per share rose 16 percent;

--  Advertising revenues grew 6 percent;

--  We generated nearly $175 million in free cash flow;

--  Increased our dividend rate 16 percent;

--  Repurchased more than 1 million shares; and

--  Paid down $90 million in debt.

Our fiscal 2007 performance reflect operational and managerial strengths that have made Meredith one of America's top performing media companies.

1)  First, we continued to demonstrate that Meredith is a superior magazine publisher.

  Better Homes and Gardens surged in the second half of fiscal 2007 as initiatives implemented by the new creative and sales leadership took hold. A mid-year re-design was well-received by readers and advertisers alike. Second-half advertising revenues increased more than 10 percent, and overall fiscal 2007 net revenues per advertising page increased more than 3 percent.

  Family Circle thrived under Meredith ownership, regaining a prominent position in the women's service field. Its advertising revenues increased 18 percent in fiscal 2007.

  More continued to be a major creative and financial success. Advertising revenues increased approximately 25 percent for the second consecutive fiscal year, net revenues per advertising page increased nearly 10 percent, and operating profit nearly doubled. More was named Magazine of the Year by Advertising Age and to Adweek's Hot List.

  Special Interest Publications posted a strong year due to product improvements and newsstand efficiencies. Advertising revenues increased more than 10 percent and operating profit was up significantly.

  Turning to circulation, although revenues were down approximately 7 percent, our long-term direct to publisher subscription model continued to produce strong profit contribution in fiscal 2007. We've made good progress transitioning the titles purchased two years ago from Gruner + Jahr to the more profitable long-term circulation model. The direct-to-publisher component of the subscription file for these titles is now approximately 55 percent, compared to 30 percent when they were acquired.

  Meredith's Hispanic business - led by women's lifestyle title Siempre Mujer - increased advertising revenues over 15 percent. While this emerging category still represents a fraction of our overall revenues, we are very encouraged by the strides we are making to reach this growing demographic.

  We further expanded our reach to younger women through the acquisition of ReadyMade, an up-and-coming brand with a strong "green" focus.

2)  Second, we continued to make significant strides in realizing the margin upside at our television stations.

  We generated a record $33 million in net political advertising revenues, a 75 percent increase over the prior presidential election cycle. In addition to strong performances by our CBS and NBC affiliates, we benefited from a concerted effort to court political dollars in our FOX markets as well.

  In addition, local non-political advertising revenues climbed 4 percent, thanks in part to our promotions in conjunction with Meredith magazine brands. Revenues from these initiatives were up more than 15 percent, while revenues from market-specific promotions increased almost 25 percent.

  Meredith Broadcasting has now outpaced overall industry advertising revenue growth for six consecutive years. This reflects well on the strong local news culture we've developed. Additionally, we continued to increase our presence in the morning, which is the fastest-growing time of day in terms of viewers and advertising revenues. In the past year we have launched morning newscasts in Atlanta and Greenville, and added an extra hour of morning programming at our second Kansas City station, KSMO.

  Meredith Video Solutions - which operates within our Broadcasting group - launched Better.tv, our first broadband video network. Earlier this month, it launched Parents.tv as well.

  These initiatives and others have resulted in EBITDA margin improvement from 35.8 percent in fiscal 2006 to 37.7 percent in fiscal 2007.

3)  Third, we continued to pursue initiatives that strengthened our brands and enhanced Meredith's online position. We expect these actions will continue to increase traffic and page views while growing advertising revenue and online magazine subscription sales.

  Advertising revenues at our Publishing Web sites increased approximately 50 percent. Average monthly unique visitors were over 8 million and average time spent increased nearly 15 percent to 11 minutes. Online subscriptions continued to grow at a robust rate. We secured over 2.8 million orders in fiscal 2007, an increase of nearly 40 percent.

  We relaunched BHG.com, adding significant community applications, useful tools and video anchored by Better.tv. Today the site attracts approximately 5 million unique visitors and averages 75 million page views each month.

  We completed work on a new online portal, Parents.com, for our Parenthood brands. It launched earlier this month.

  We purchased three Web-related businesses in fiscal 2007. Two of them, New Media Strategies and Genex, added meaningful new capabilities to our custom marketing business. The third, Healia, is a consumer search engine focused on making health-related searches better and faster. The Healia acquisition advances our strategy of increasing our presence in the women's health and well-being media category.

  Our television station sites also experienced strong growth in average monthly page views - up more than 60 percent - and in unique visitors - up nearly 40 percent. Online revenues increased more than 130 percent over the prior year, albeit on a smaller basis than our Publishing sites. All of our Broadcasting station Web sites were expanded and enhanced during fiscal 2007.

Companywide, online revenues accounted for approximately 3.7 percent of Meredith's overall revenues in fiscal 2007, up from 1.7 percent last year. As mentioned at our presentation at the Mid-Year Media Review last month, we have set a goal to generate 10 percent of the Company's revenues from online sources by 2010. We plan to achieve this growth both organically and through select acquisitions.

FOURTH-QUARTER REVIEW

With that review of our fiscal year performance, let's turn to highlights from our fiscal fourth quarter.

In Publishing, we benefited from 5 percent growth in advertising revenues led by strong performance at More, Better Homes and Gardens and Family Circle.

Strong advertising categories for the quarter included financial services; household supplies; non-prescription remedies; toiletries & cosmetics; and food & beverage. Weaker categories included consumer electronics & technology; apparel & accessories; pets and home.

The redesign of BHG.com and the launch of the Parents portal spurred a flurry of business activity for Meredith Interactive Media in the quarter.

--	Home Makeovers, BHG.com's new remodeling tool, secured more than $1 million in incremental revenues for fiscal 2008. Sponsors include Andersen Windows, Sears and The Home Depot.
--	Target, Land Rover, JVC, General Mills and Procter & Gamble were category exclusive sponsors for the launch of Parents.com,
--

We recently agreed to a one-year, multi-million dollar cross-platform media and content licensing partnership with Target that includes advertising expenditures in Parents magazine and on Parents.com. Additionally, Target will license customized editorial content on Target.com,

--	We secured an exclusive multi-platform contract from Charles Schwab that encompasses advertising on Parents.com and across our parenthood titles.

Meredith Integrated Marketing also had a strong quarter, driven by increased profitability in core business and contributions from our recent online acquisitions, O'Grady Meyers, Genex and New Media Strategies.

Noteworthy Integrated Marketing news included:

--	Securing business with State Farm Insurance for a magazine customized to State Farm's 17,000 agents. It will launch in January 2008.
--	We distributed the first issue of a business to business magazine for Dex yellow pages. It is designed to help small business owners be more efficient. It also has a monthly e-newsletter component.
--	O'Grady Meyers, which we purchased a little more than a year ago, continued its expansion into Nestle's emerging markets, including new business rebuilding Nestle's Hispanic platform site.

Strong Publishing fourth quarter results were partially offset by weakness at Meredith Books. As part of a comprehensive performance improvement initiative, Books is refocusing on its long-standing areas of strength, including cooking, gardening, remodeling and decorating. Going forward, we will put less emphasis on children's books and non-core authored titles.

Turning to Broadcasting, in the May 2007 rating book we continued to strengthen our news position with the key adults ages 25-54 demographic. In particular, ratings and share at our stations grew significantly during our morning newscasts, as I mentioned earlier.

Seven stations - Atlanta, Phoenix, Portland, Hartford, Nashville, Greenville and Las Vegas - posted gains in morning news, with Las Vegas up nearly 70 percent. Many viewers tell us it's their most important newscast of the day.

Broadcasting online revenues more than tripled in the fourth quarter. Monthly unique visitors grew more than 70 percent to 2.6 million and average monthly page views climbed more than 80 percent to nearly 21 million. These visitors played nearly 4 million video clips while viewing our sites.

Revenues from Cornerstone and other Meredith magazine-branded promotions increased more than 20 percent in the fourth quarter. Advertising revenues from market-specific local promotions increased 30 percent in the quarter.

CORPORATE

Now turning to full Company financial metrics, our total debt at the end of fiscal 2007 was $475 million and our weighted average interest rate was 5 percent.

As I noted earlier, we generated nearly $175 million in free cash flow in fiscal 2007.  During the year we returned over $90 million to shareholders in share repurchases and dividends. In addition, we reduced debt $90 million and spent $43 million on capital expenditures, including $20 million to build a new broadcasting facility in Hartford, CT.

In the fourth quarter, Meredith recorded a restructuring charge of 4 cents per share attributable to refocusing our Book operations, as I described earlier. The Company also recorded a net benefit of 4 cents per share, related to discontinued operations, including the gain on the sale of Meredith's television station in Bend, OR, partially offset by a charge related to vacating leased space previously occupied by Child magazine. The operations of Child and the stations in Bend and Chattanooga, TN, have been reclassified as "discontinued." We are in the process of selling the Chattanooga station.

To help you with your financial modeling, Child magazine had revenues of approximately $25 million in fiscal 2007, and $32 million in fiscal 2006.

The stations in Bend and Chattanooga had revenues of approximately $4 million in both years.

The operating profit for Child was nearly breakeven in both years.  The operating loss for both stations was approximately $700,000 in each year.

If you want quarterly data, please contact us after the call.

OUTLOOK

With that review of our business operations, let me turn to our expectations for fiscal 2008 and first quarter.

Consistent with the outlook presented last month at the Mid-Year Media Review, Meredith expects full-year fiscal 2008 earnings per share to range from $3.50 to $3.55.

In fiscal 2008, we will be cycling against $33 million of net political advertising revenues recorded in fiscal 2007, and absorbing an annualized postal rate increase of more than $13 million. As a result, fiscal 2008 earnings growth is expected to occur primarily in the back half of the year.

Looking at the first quarter of fiscal 2008, Publishing advertising revenues are currently up in the mid-to-high single-digits, led by our parenthood and women's service field titles. Broadcast pacings, which are a snapshot in time and change frequently, are currently down in the low to mid single-digits, due primarily to the absence of nearly $9 million in net political advertising revenue recorded in the first quarter of fiscal 2007.

As a result, Meredith expects fiscal first quarter earnings per share to approximate $0.66, compared to the $0.62 earned in the year-ago quarter.

A number of uncertainties remain that may affect our outlook for results in full fiscal year and first quarter. These include overall advertising volatility, the performance of the company's retail businesses, paper prices and postal rates.

CONCLUSION

To conclude, as I reflect on my first year as Chief Executive Officer at Meredith, I am very pleased we delivered another strong year for our shareholders. We made investments in our core businesses and positioned ourselves for future growth through strategic acquisitions. We made a concerted effort to keep the investment community informed of our initiatives, and saw our stock price increase nearly 25 percent in fiscal 2007.

We are keenly aware of the challenges and opportunities ahead in fiscal 2008, and have put initiatives in place designed to maximize profitable revenue growth while controlling costs. We have an excellent team of employees at Meredith who are focused on exceeding the expectations of our consumers, marketers and investors alike. I continue to be impressed with the level of professionalism and talent at Meredith. It is an honor to work with this team.

Now, we will be happy to answer any questions you may have.